Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Aytu BioScience, Inc. and Subsidiaries' Registration Statements on Form S-8 (File No. 333-205462 and File No. 333-236598), Form S-3 (File No. 333-221735, File No. 333-235548 and File No. 333-239010), Form S-4 (File No. 333-235695 and File No. 333-239011) and Form S-1 (File Nos. 333-207421, 333-205414, 333-209874, 333-210144, 333-212100, 333-213738, 333-213489, 333-220351, 333-222994, and 333-223385) of our report dated October 6, 2020, relating to the 2020 consolidated financial statements that appear in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

October 6, 2020
Denver, Colorado